Exhibit 10.1

MID PENN BANCORP, INC.

EMPLOYEE STOCK PURCHASE PLAN

SECTION 1

PURPOSE OF PLAN

The purpose of the Mid Penn Bancorp, Inc. Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of Mid Penn Bancorp, Inc. (the “Company”) and its subsidiaries with an opportunity to purchase shares of common stock of the Company through payroll deductions. Participation in the Plan will provide eligible employees with a convenient method to acquire an interest in the long-term performance and success of the Company. The Plan is not intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended.

SECTION 2

DEFINITIONS

The following words have the following meanings unless a different meaning is plainly required by the context:

2.1 “Board” means the Board of Directors of the Company.

2.2 “Code” means the Internal Revenue Code of 1986, as amended.

2.3 “Committee” means the Chief Executive Officer of the Company, the Chief Operating Officer of the Company, the Chief Financial Officer of the Company, and the Director of Human Resources of the Company, or such other person as the Board may from time to time designate to administer the Plan.

2.4 “Common Stock” means the Company’s common stock, par value $1.00 per share.

2.5 “Company” means Mid Penn Bancorp, Inc., a Pennsylvania corporation, and its successors.

2.6 “Election Form” means an election (in a form approved by the Committee) that an Eligible Employee must complete to participate in the Plan and authorize payroll deductions to be made on the Eligible Employee’s behalf under the Plan.

2.7 “Eligible Employee” means an active Employee who (a) is regularly scheduled to work 20 hours or more per week, (b) has at least six months of continuous service with the Company or one of its Subsidiaries, and (c) does not own 5% or more of the total combined voting power or values of all classes of stock of the Company. For purposes of this Section, continuous service shall include any bona fide and Company approved leave of absence such as (v) medical leave; (w) leave allowed under the Family and Medical Leave Act; (x) personal leave; (y) military leave; or (z) any other leave of absence approved by the Company. Notwithstanding the foregoing, any Employee who is actively employed by the Company on January 1, 2011 shall be an “Eligible Employee” provided that he or she meets the requirements of clause (a) and (c) of this Section 2.7 as of such date.

2.8 “Employee” means a common law employee of the Company or one of its Subsidiaries.

2.9 “Fair Market Value” as of any Stock Purchase Date means the closing price of the Common Stock reported on the NASDAQ Global Market (or such other quotation system or stock exchange on which the Company’s Common Stock may be traded on the date in question) on such Stock Purchase Date or, if such Stock Purchase Date is not a trading day, the most recent date on which shares of Common Stock were traded on the NASDAQ Global Market (or such other quotation system or stock exchange). If the Company’s Common Stock is not listed on NASDAQ or another quotation system or stock exchange on the Stock Purchase Date in question, the “Fair Market Value” shall be determined by the Committee in good faith by the reasonable application of a reasonable valuation method in accordance with Code Section 409A (and the regulations and guidance promulgated thereunder), which determination shall be final and binding on all parties.

2.10 “Offering Period” means each calendar quarter, beginning on the first day of each such calendar quarter and ending on the last day of such calendar quarter.

2.11 “Participant” means an Eligible Employee who has elected to participate in the Plan in accordance with Section 6.1 below.

2.12 “Payroll Deduction Account” means the account established on behalf of a Participant pursuant to Section 7.1 below, to which his or her payroll deductions shall be credited.

2.13 “Permanent Disability” or “Disability” means an inability of a Participant to perform his or her employment duties due to physical or mental disability sufficient for the Participant to qualify for disability benefits under the general benefits policies of the Company as in effect from time to time.

2.14 “Plan” means the Mid Penn Bancorp, Inc. Employee Stock Purchase Plan as set forth herein, as it may be amended from time to time.

2.15 “Plan Shares Account” means the account established on behalf of a Participant pursuant to Section 8.2 below, in which shares of Common Stock purchased under the Plan shall be held.

2.16 “Purchase Price” means the purchase price for a share of Common Stock to be paid by a Participant on a Stock Purchase Date, determined as of the last working day of each Offering Period.

2.17 “Retirement” means the voluntary termination of all employment by a Participant such that the Participant would qualify for retirement benefits from the Company or a Subsidiary under applicable retirement policies in effect from time to time.

2.18 “SEC” means the United States Securities and Exchange Commission.

2.19 “Stock Purchase Date” means a date on which shares of Common Stock are purchased pursuant to the Plan. Unless otherwise determined by the Committee, the Stock Purchase Date shall be the fifteenth day following the last working day of each Offering Period during the term of the Plan, or the next working day thereafter if such day is not a working day.

2.20 “Subsidiary” means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more subsidiaries of the Company. The term “Subsidiary” includes present and future subsidiaries of the Company.

2.21 “Transfer Agent” means the officially designated transfer agent of the Company.

SECTION 3

ADMINISTRATION

3.1 General. The Committee shall administer the Plan. The Committee may request advice or assistance or employ such other persons as are necessary for proper administration of the Plan, including individuals who are employees of the Company or any Subsidiary. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules, regulations, and procedures relating to it, to waive any requirement of the Plan in whole or in part and on a general or case-by-case basis, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations shall be final and binding upon all persons unless otherwise determined by the Board. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be as fully effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations, if any, for the conduct of its business as it considers advisable.

3.2 Indemnification of Committee Members. Neither any member or former member of the Committee, nor any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.

SECTION 4

STOCK SUBJECT TO THE PLAN

4.1 Number of Shares of Common Stock. The maximum number of shares of Common Stock that may be purchased by Participants pursuant to the Plan shall be 150,000 shares, subject to adjustment as provided in Section 4.2.

4.2 Adjustments. In the event of a stock dividend, stock split, recapitalization, merger, reorganization, consolidation, combination or exchange of shares of Common Stock during the term of the Plan, the number of shares reserved and authorized to be issued under the Plan shall be adjusted proportionately, and such other adjustment shall be made as may be considered necessary or equitable by the Committee or the Board. In the event of any other change affecting the Common Stock, such adjustments shall be made as may be considered equitable by the Committee or the Board to give proper effect to such change.

SECTION 5

ELIGIBILITY

Participation in the Plan shall be open only to Eligible Employees. No purchase rights may be granted under the Plan to any person who is not an Eligible Employee.

SECTION 6

PARTICIPATION AND WITHDRAWAL

6.1 Election Form; Changes to Election Form.

(a) Participation by any Eligible Employee in the Plan shall be entirely voluntary. Any Eligible Employee may become a Participant by completing and delivering an Election Form to the Company. Except with respect to the initial Offering Period under this Plan, such Eligible Employee shall become a Participant as of the first day of the next Offering Period following the delivery of his or her Election Form, provided that the Election Form has been delivered at least 30 working days prior to the beginning of the first day of that Offering Period. If the Election Form has not been delivered at least 30 working days prior to the beginning of the first day of that Offering Period, then such Eligible Employee shall become a Participant as of the first day of the second succeeding Offering Period. With respect to the initial Offering Period under this Plan, such Eligible Employee shall become a Participant as of the first pay date that is at least 15 working days after the Company receives the Election Form. The Election Form will authorize specified regular payroll deductions (within the limits specified in Section 7.2 below) from the Participant’s periodic compensation during the time he or she is a Participant.

(b) Payroll deductions shall be made for each Participant in accordance with the Election Form and shall continue until the Participant’s participation terminates, the Election Form is modified, or the Plan is terminated. A Participant may increase or decrease his or her payroll deduction (within the limits specified in Section 7.2 below) by delivering a new Election Form to the Company. The Company or the applicable Subsidiary shall deduct the modified amount from the Participant’s payroll beginning with the first pay date to occur on or after the first day of the Offering Period immediately following the date such Election Form is properly delivered.

6.2 Termination of Participation. A Participant may elect at any time to terminate his or her participation in the Plan by written notice delivered to the Company no later than 15 working days before a pay date. Upon any termination of participation by a Participant: (a) the Participant shall cease to be a Participant; (b) his or her Election Form shall be revoked insofar as subsequent payroll deductions are concerned; (c) the amount in the Participant’s Payroll Deduction Account, as well as any unauthorized payroll deductions made after such revocation, shall be promptly refunded to the Participant; (d) certificates with respect to full shares of Common Stock credited to the Participant’s Plan Shares Account shall be issued to the Participant upon request by the Participant to the Transfer Agent; and (e) cash with respect to fractional shares of Common Stock credited to the Participant’s Plan Shares Account shall be paid to the Participant upon request by the Participant to the Transfer Agent. An Eligible Employee who has terminated participation in the Plan shall not be eligible for reinstatement as a Participant for a period of six months after such termination.

Except as otherwise provided herein, if a Participant ceases to be an Eligible Employee, effective upon such cessation, (a) no further payroll deductions shall be made on his or her behalf, (b) the accumulated balance in his or her Payroll Deduction Account shall promptly be returned to the Participant, (c) certificates with respect to full shares of Common Stock credited to the Participant’s Plan Shares Account shall be issued to the Participant upon request by the Participant to the Transfer Agent, and (d) cash with respect to fractional shares of Common Stock credited to the Participant’s Plan Shares Account shall be paid to the Participant upon request by the Participant to the Transfer Agent. For purposes of this Section, a Participant shall not cease to be an Eligible Employee as a result of a bona fide and Company approved leave of absence such as (v) medical leave; (w) leave allowed under the Family and Medical Leave Act; (x) personal leave; (y) military leave; or (z) any other leave of absence approved by the Company.

SECTION 7

PAYROLL DEDUCTIONS

7.1 Payroll Deduction Account. The Company and/or its Subsidiaries will maintain a Payroll Deduction Account for each Participant. Authorized payroll deductions shall begin with the first pay date to occur on or after the first day of the first Offering Period with respect to which a Participant has elected (in accordance with Section 6.1) to participate in the Plan. Payments made by Participants through payroll deductions shall be credited to each Participant’s Payroll Deduction Account. No amounts other than payroll deductions authorized under the Plan may be credited to a Participant’s Payroll Deduction Account, unless the Committee otherwise consents in writing. Participant Payroll Deduction Account balances shall not be credited with interest.

7.2 Limits on Payroll Deductions. The amount of the payroll deduction specified by a Participant in his or her Election Form shall not be less than $10.00 or more than $1,000 for each pay period or such other amount as the Committee may determine in its sole discretion from time to time. A Participant may only take payroll deductions from his or her base salary, hourly rate of pay, or commissions and not from a Participant’s bonuses, incentive pay, disability payments, workers’ compensation payments, or other forms of compensation.

SECTION 8

PURCHASE AND SALE OF COMMON STOCK

8.1 Purchase Price. The Purchase Price for each share of Common Stock purchased on a Stock Purchase Date shall be the Fair Market Value of the Common Stock as of the last working day of the most recent Offering Period.

8.2 Method of Purchase.

(a) Except as otherwise provided herein, each Participant having funds in his or her Payroll Deduction Account on a Stock Purchase Date shall be deemed, without any further action, to have been granted and to have exercised his or her option to purchase the number of shares of Common Stock which the funds in his or her Payroll Deduction Account could purchase on the Stock Purchase Date. Any balance in a Participant’s Payroll Deduction Account which is less than the purchase price of one share of Common Stock will be considered, solely for bookkeeping purposes, to represent a fractional share of Common Stock purchased by the Participant. If the number of shares of Common Stock available for purchase under the Plan on a Stock Purchase Date is not sufficient to exhaust all Payroll Deduction Accounts, the available shares shall be allocated in proportion to the funds available in each Payroll Deduction Account and the Plan shall thereafter terminate.

(b) All shares of Common Stock purchased under the Plan shall be maintained in separate Plan Shares Accounts for Participants. Any cash dividends paid with respect to the shares of Common Stock in a Participant’s Plan Shares Account shall be distributed directly to the Participant on such dividend payment date. Any non-cash dividends paid with respect to the shares of Common Stock in a Participant’s Plan Shares Account shall be added to the shares held for a Participant in his or her Plan Shares Account. Participants will be notified at least annually as to the amount and status of their Payroll Deduction Accounts and Plan Shares Accounts.

(c) In the event that the rules and regulations of the SEC or applicable securities exchange or other securities trading facility require temporary suspension of purchases by the Company or require that a purchase be spread over a longer period than indicated in this Section 8.2, purchases under the Plan shall be made or resumed when permitted by the rules and regulations of the SEC or applicable securities exchange or other securities trading facility and the Company shall not be accountable for its inability to make all purchases within the applicable period. If any SEC, securities exchange, or other securities trading facility suspension of trading in Common Stock remains effective for 90 consecutive days, the Company shall remit to each Participant promptly after the end of such period all cash credited to the Participant’s Payroll Deduction Account attributable to the Participant’s payroll deductions and any cash dividends paid with respect to shares of Common Stock held in a Participant’s Plan Shares Account.

8.3 Title of Accounts. Each Plan Shares Account may be in the name of the Participant or, if so indicated on the Election Form, in his or her name jointly or as tenants in common with a member of the Participant’s family, with right of survivorship.

8.4 Rights as a Shareholder. After a Participant’s Payroll Deduction Account has been charged with the amount of the Purchase Price, the Participant shall have all of the rights and privileges of a shareholder of the Company with respect to shares of Common Stock purchased under the Plan and held in the Plan Shares Account, whether or not certificates representing the shares shall have been issued. In addition to the provisions specified in the Plan relating to termination of a Participant’s participation in the Plan, a Participant may withdraw shares of Common Stock held in his or her Plan Shares Account by providing written notice to the Transfer Agent. A Participant’s written notice must provide the number of shares a Participant intends to withdraw. Certificates with respect to full shares withdrawn shall be issued to the Participant by the Transfer Agent. A Participant will receive cash in lieu of any fractional share interest withdrawn. In no event will certificates representing a fractional interest be issued.

8.5 Sale of Shares. Subject to the Company’s insider trading and blackout policies and any applicable federal securities laws, a Participant may sell full shares of Common Stock held in his or her Plan Shares Account by providing written notice to the Transfer Agent, specifying the number of full shares the Participant intends to sell. The Transfer Agent will execute a sale order providing for the sale of such full shares, within thirty (30) days of receipt of the notice, and deliver to the Participant a check for the proceeds of the sale, less any brokerage commissions, service fees, applicable withholding taxes, and transfer taxes (if any) incurred in connection with the sale. A request for full shares to be sold must be signed by all persons in whose names the Plan Shares Account appears.

8.6 Limitations on Purchases. No Participant may purchase Common Stock under the Plan, if, after the effect of such purchase, they would own 5% or more of the total combined voting power or values of all classes of stock of the Company. In such event, such Participant shall be deemed to have terminated participation in the Plan in accordance with Section 6.2.

SECTION 9

GENERAL PROVISIONS

9.1 Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during his or her lifetime only by the Participant.

9.2 Death of Participant. In the event of the death of a Participant, the Company shall deliver all amounts in such Participant’s Payroll Deduction Account to the Participant’s estate.

9.3 Amendment or Suspension of the Plan. The Committee or the Board may at any time, and from time to time, amend the Plan in any respect or suspend the operation of the Plan.

9.4 Termination of the Plan. The Plan and all rights of Employees hereunder shall terminate at the earliest of: (a) as provided in Section 8.2(a); (b) when all shares of Common Stock reserved under the Plan have been purchased; or (c) at any time, at the discretion of the Committee or the Board. Notice of termination shall be given to all Participants, but any failure to give notice shall not impair the termination. Upon termination of the Plan, all amounts in Payroll Deduction Accounts of Participants and all Common Stock held in Plan Shares Accounts of Participants shall promptly be returned to such Participants (certificates with respect to full shares and cash with respect to fractional shares).

9.5 Expenses. The Company shall pay the service charges, brokerage, costs of mailing, and other charges incurred in connection with the purchase of shares of Common Stock. The cost of selling shares of Common Stock shall be borne by Participants.

9.6 Tax Matters. Each Participant is responsible for all taxes (whether local, state, or federal) due because of the payment of a dividend on or the sale of shares of Common Stock credited to his or her Plan Shares Account. The Company shall timely prepare and forward to the United States Internal Revenue Service, the appropriate state and local authorities, and Participants the information returns required by the Code and applicable state statutes.

9.7 Effect of Financial Hardship Distribution. In the event a Participant receives a financial hardship distribution from the Mid Penn Bank Retirement Plan (the “401(k) Plan”), his or her Election Form under this Plan shall be immediately revoked and no further payroll deductions shall be made on his or her behalf under this Plan; provided, however, that the balance accumulated in such Participant’s Payroll Deduction Account under this Plan as of the date of the financial hardship distribution under the 401(k) Plan shall be used to purchase shares of Common Stock on the next Stock Purchase Date in accordance with Section 8 of this Plan. The Participant must submit a new Election Form to recommence contributions to this Plan after receiving a financial hardship distribution under the 401(k) Plan.

9.8 Governing Law; Compliance with Law. The Plan shall be construed in accordance the laws of the Commonwealth of Pennsylvania. The Company’s obligation to sell and deliver shares of Common Stock hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Company may make such provisions as it may deem appropriate for the withholding of any taxes or payment of any taxes which it determines it may be required to withhold or pay in connection with a Participant’s participation in the Plan.

9.9 Not an Employment Contract. The Plan shall not be deemed to constitute a contract of employment between the Company or any Subsidiary and any Eligible Employee or Participant or to be consideration or inducement for the employment of any Eligible Employee or Participant. The Plan shall not be deemed to give any Participant or Eligible Employee the right to be retained as an Employee or in any other service of the Company or any Subsidiary, or to interfere with the right of the Company or any Subsidiary to discharge any Participant or Eligible Employee at any time regardless of the effect that such discharge shall have upon such person as a participant in the Plan.

9.10 Effective Date. The first Offering Period under the Plan shall commence on January 1, 2011.

9.11 Investment Intent. The Committee may require a Participant to confirm that he or she is purchasing with investment intent and not with a view to resale or other distribution.

9.12 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.